                      DAIRY MART CONVENIENCE STORES, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES              EXHIBIT 12

                                                                                                                   THIRTY-NINE WEEKS
                                                                       FISCAL YEAR ENDED                                 ENDED
                                                FEBRUARY 2,  FEBRUARY 1,  JANUARY 30,    JANUARY 29,  JANUARY 28,     OCTOBER 29,
                                                   1991         1992         1993           1994         1995            1994

                                                                                 (IN THOUSANDS)
Earnings
  Income from continuing operations                 $3,813       $4,092      ($2,899)        $1,794     ($10,761)        ($3,112)
  Provision for (benefit from) income taxes          2,989        2,929       (1,898)         1,308       (6,558)         (2,110)

    Earnings before income taxes                     6,802        7,021       (4,797)         3,102      (17,319)         (5,222)

  Fixed charges                                     13,239       13,683       13,183         12,905       14,741          10,932
  Less: Capitalized interest                            -            -           254             56           75              47

    Net fixed charges                               13,239       13,683       12,929         12,849       14,666          10,885

    Earnings available for fixed charges           $20,041      $20,704       $8,132        $15,951      ($2,653)         $5,663
                                                ===========  ===========  ===========    ===========  ===========     ===========

Fixed charges:
  Interest expense                                  $8,366       $8,260       $7,456         $7,644       $9,219          $6,995
  Amortization of deferred financing costs              72          230          282            271          340             213
  Capitalized interest                                  -            -           254             56           75              47
  Portion of rents representative
   of the interest factor                            4,801        5,193        5,191          4,934        5,107           3,677

    Total fixed charges                            $13,239      $13,683      $13,183        $12,905      $14,741         $10,932
                                                ===========  ===========  ===========    ===========  ===========     ===========


  Ratio of earnings to fixed charges                  1.51         1.51         0.62(1)        1.24        (0.18)(1)        0.52(2)
                                                ===========  ===========  ===========    ===========  ===========     ===========

                                                OCTOBER 28,
                                                   1995
Earnings
  Income from continuing operations                 $1,503
  Provision for (benefit from) income taxes          1,231

    Earnings before income taxes                     2,734

  Fixed charges                                     11,151
  Less: Capitalized interest                            21

    Net fixed charges                               11,130

    Earnings available for fixed charges           $13,864
                                                ===========

Fixed charges:
  Interest expense                                  $6,982
  Amortization of deferred financing costs             298
  Capitalized interest                                  21
  Portion of rents representative
   of the interest factor                            3,850

    Total fixed charges                            $11,151
                                                ===========


  Ratio of earnings to fixed charges                  1.24
                                                ===========

(1) For the fiscal years ended January 30, 1993 and January 28, 1995 the Company's earnings were inadequate to cover fixed charges by $5,051,000 and $17,394,000 respectively.

    The deficit was calculated by taking the difference between earnings available for fixed charges and total fixed charges.

(2) For the Three fiscal quarters ended October 29, 1994 the Company's earnings were inadequate to cover fixed charges by $5,269,000.

    The deficit was calculated by taking the difference between earnings available for fixed charges and total fixed charges.